UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-33607
(Commission file number)
76-0526032
(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
(713) 963-9522
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
On or about April 30, 2010, GulfMark Offshore, Inc. (the “Company”) furnished or otherwise made available to stockholders its Proxy Statement describing the matters to be voted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Peninsula Hotel, 700 5th Avenue at 55th Street, New York, NY 10019, on Tuesday, June 8, 2010 at 8:00 a.m., local time.
At the Annual Meeting, stockholders are being asked, among other things, to vote on adoption of the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (the “2010 Plan”) (identified as Proposal 2 in the Proxy Statement).
Following our review of the recently published analysis of this proposal by a leading proxy advisory firm and in order to facilitate stockholder approval of the 2010 Plan, our Board of Directors agreed that it was its intent not to allow repricing of options or to take any action having substantially the same effect as a repricing of options without the approval of the Company’s stockholders. For example, Section 5.6 of the 2010 Plan expressly prohibits modifying an option to reprice an option.
In order to clarify that buy-outs of options cannot be used to reprice an option, our Board has agreed that, if the 2010 Plan is approved by our stockholders at the Annual Meeting, the Board will approve, as soon as reasonably practicable thereafter, an amendment to the 2010 Plan that will provide for additional prohibitions on repricing of options issued under the 2010 Plan. Specifically, the amendment would amend Section 5.7 of the 2010 Plan by deleting it in its entirety and replacing it with the following:
     “5.7 Buyout Provisions. The Committee may at any time (a) offer to buy-out for a payment in cash or cash equivalents or other Awards an Option previously granted or (b) authorize an Optionee to elect to cash-out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish; provided, however, that, without approval of the Company’s stockholders, no Option having an Exercise Price that exceeds the Fair Market Value of Common Shares on the date of a buy-out or cash-out shall be eligible to be bought out or cashed out.”
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2010	GulfMark Offshore, Inc.
	By:	/s/ Quintin V. Kneen
		Name:	Quintin V. Kneen
		Title:	Executive Vice President, Chief Financial Officer & Secretary